Exhibit 99.1

Report of Independent Auditors and

Consolidated Financial Statements

Agena Bioscience, Inc.

December 31, 2020 and 2019

CONTENTS

PAGE

REPORT OF INDEPENDENT AUDITORS	1–2

CONSOLIDATED FINANCIAL STATEMENTS
Balance Sheets	3
Statements of Operations and Comprehensive Income (Loss)	4
Statements of Mezzanine Equity and Stockholders’ Equity (Deficit)	5
Statements of Cash Flows	6
Notes to Financial Statements	7–22

REPORT OF INDEPENDENT AUDITORS

Report of Independent Auditors

To the Board of Directors and Stockholders

Agena Bioscience, Inc.

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Agena Bioscience, Inc., which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive income (loss), mezzanine equity and stockholders' equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Agena Bioscience, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

San Diego, California

December 22, 2021

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AGENA BIOSCIENCE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31
	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$16,068,697	$2,418,159
Accounts receivable, net	19,275,448	12,003,412
Inventories	9,461,294	9,164,369
Prepaid expenses and other current assets	1,176,578	1,004,625
Total current assets	45,982,017	24,590,565
Property and Equipment, net	3,148,189	3,251,964
Intangible Assets, net	4,567,585	6,867,699
Goodwill	4,190,981	4,190,981
Restricted Cash	300,000	300,000
Other Assets	178,819	199,857
Total assets	$58,367,591	$39,401,066

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$2,761,326	$1,275,112
Accrued liabilities	10,186,831	4,539,073
Deferred revenue	1,798,162	1,417,676
Loan Payable	1,988,756	-
Notes Payable	3,666,667	-
Revolving line of credit	-	118,313
Total current liabilities	20,401,742	7,350,174
Deferred Revenue	698,750	393,640
Deferred Rent	304,085	433,073
Preferred Stock Warrants Liability	2,935,500	873,000
Deferred Tax Liability	366,290	-
Loan Payable, net of current portion	596,626	-
Notes Payable, net of current portion	18,692,000	22,092,889
Total liabilities	43,994,993	31,142,776

Mezzanine Equity
Redeemable convertible preferred stock, Series A, $.0001 par value; 33,699,999 shares authorized; 33,249,999 shares issued and outstanding at December 31, 2020 and 2019	52,388,498	49,728,498
Total mezzanine equity	52,388,498	49,728,498

Stockholders' Equity (Deficit)
Common stock, $.0001 par value; 51,685,543 shares authorized; 11,137,639 and 10,586,337 shares issued and outstanding at December 31, 2020 and 2019, respectively	1,114	1,059
Additional paid-in capital	-	-
Accumulated other comprehensive loss	(102,923)	(226,049)
Accumulated deficit	(37,914,091)	(41,245,218)
Total stockholders' equity (deficit)	(38,015,900)	(41,470,208)
Total liabilities, mezzanine equity and stockholders' equity (deficit)	$58,367,591	$39,401,066

See accompanying notes.

AGENA BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2020	2019
REVENUE
Systems revenue	$17,928,441	$17,581,178
Consumables revenue	44,534,180	32,154,739
Services revenue	6,006,150	5,644,023
Total revenue	68,468,771	55,379,940

COST OF REVENUE	23,658,174	20,244,291

GROSS PROFIT	44,810,597	35,135,649

OPERATING EXPENSES
Sales and marketing	16,201,854	16,031,901
Research and development	10,014,648	12,590,392
General and administrative	6,759,178	6,825,119
Amortization expense	2,300,114	2,300,114
Total operating expenses	35,275,794	37,747,526

OPERATING INCOME (LOSS)	9,534,803	(2,611,877)

OTHER INCOME/EXPENSE
Interest expense	(2,170,136)	(2,091,548)
Other income (expense), net	319,403	8,660
Change in fair value of preferred stock warrants	(2,062,500)	41,550
Total other expense, net	(3,913,233)	(2,041,338)

NET INCOME (LOSS) BEFORE PROVISION FOR INCOME TAX	5,621,570	(4,653,215)

PROVISION FOR INCOME TAX	560,260	134,625

NET INCOME (LOSS)	5,061,310	(4,787,840)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	123,126	19,423

COMPREHENSIVE INCOME (LOSS)	$5,184,436	$(4,768,417)

See accompanying notes.

AGENA BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)

	Mezzanine		Stockholders' Equity
						Accumulated
					Additional	Other		Total
	Series A		Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Equity (Deficit)

BALANCE, JANUARY 1, 2019	33,249,999	$47,068,498	10,442,109	$1,045	$-	$(245,472)	$(34,510,101)	$(34,754,528)

Stock compensation expense	-	-	-	-	645,164	-	-	645,164
Issuance of common stock	-	-	144,228	14	67,559	-	-	67,573
Accretion of preferred stock to redemption value	-	2,660,000	-	-	(712,723)	-	(1,947,277)	(2,660,000)
Net loss	-	-	-	-	-	-	(4,787,840)	(4,787,840)
Foreign currency translation adjustment	-	-	-	-	-	19,423	-	19,423

BALANCE, DECEMBER 31, 2019	33,249,999	49,728,498	10,586,337	1,059	-	(226,049)	(41,245,218)	(41,470,208)

Stock compensation expense	-	-	-	-	721,792	-	-	721,792
Issuance of common stock	-	-	551,302	55	208,025	-	-	208,080
Accretion of preferred stock to redemption value	-	2,660,000	-	-	(929,817)	-	(1,730,183)	(2,660,000)
Net income	-	-	-	-	-	-	5,061,310	5,061,310
Foreign currency translation adjustment	-	-	-	-	-	123,126	-	123,126

BALANCE, DECEMBER 31, 2020	33,249,999	$52,388,498	11,137,639	$1,114	$-	$(102,923)	$(37,914,091)	$(38,015,900)

See accompanying notes.

AGENA BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2020	2019
OPERATING ACTIVITIES
Net income (loss)	$5,061,310	$(4,787,840)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,566,198	3,707,344
Impairment charge for intangible asset	-	178,571
Non-cash interest expense	297,651	227,770
Stock compensation expense	721,792	645,164
Unrealized foreign exchange (gain) loss	(196,560)	92,613
Gain on sale of property and equipment	-	(248,990)
Change in fair value of preferred stock warrants	2,062,500	(41,550)
Deferred income taxes	347,127	-
Change in operating assets and liabilities:
Accounts receivable	(7,050,141)	1,331,041
Inventories	(1,028,452)	184,946
Prepaid expenses and other assets	(172,278)	(86,993)
Accounts payable	1,477,631	(1,595,899)
Accrued liabilities	5,541,200	235,321
Deferred revenue	631,083	(324,342)
Deferred rent	(128,988)	(96,854)
Net cash provided by (used in) operating activities	11,130,073	(579,698)

INVESTING ACTIVITIES
Purchase of equipment	(266,908)	(638,268)
Net cash used in investing activities	(266,908)	(638,268)

FINANCING ACTIVITIES
Proceeds from issuance of common stock	208,080	67,573
Proceeds from issuance of debt, net of issuance costs	-	2,683,534
Payments on revolving line of credit, net	(118,313)	(3,375,773)
Proceeds from other debt	2,585,382	-
Net cash provided by (used in) financing activities	2,675,149	(624,666)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	112,224	10,694

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	13,650,538	(1,831,938)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Beginning of period	2,718,159	4,550,097
End of period	$16,368,697	$2,718,159

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash payments for interest	$1,854,431	$1,844,246
Cash payments for income taxes	$44,076	$79,254

SUPPLEMENTAL DISCLOSURES OF NON-CASH ACTIVITY

Systems loaned to customer, transferred from inventory to property and equipment	$906,814	$301,603
Systems loaned to customer, subsequently made available for purchase	$199,565	$530,459
Accretion of Preferred Stock to Redemption Value	$2,660,000	$2,660,000

AGENA BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies

The Company – Agena Bioscience (the “Company”) designs, manufactures, markets and supports proprietary instruments, and related consumables and services that enable nucleic acid and genomic analysis for a broad range of diagnostic and research applications. Proprietary consumables include chips, panels, and reagents, while services include equipment maintenance contracts and assisting customers with custom assay designs. The Company was incorporated in the state of Delaware on May 30, 2014 at which time it commenced operations. The Company was formed to acquire the assets of the bioscience business of a publicly-traded company.

Principles of consolidation – The consolidated financial statements include the accounts of Agena Bioscience, Inc. and its wholly-owned subsidiaries, Agena Bioscience GmbH, Agena Bioscience HK Limited and Agena Bioscience (Shanghai). All intercompany accounts and transactions have been eliminated upon consolidation.

Use of estimates – The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities in the financial statements, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Cash and cash equivalents – The Company considers highly liquid financial instruments with maturities at the time of purchase of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds.

Restricted cash – Restricted cash represents an amount held as a security deposit as of December 31, 2020 and 2019 under a letter of credit established in favor of the Company’s landlord.

Cash concentrations – The Company maintains cash accounts primarily in one financial institution. At times, the balance exceeds Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not experienced any losses on the accounts.

Concentrations of business and credit risk – As of December 31, 2020, two customers represented 21 percent of total accounts receivable. As of December 31, 2019, two customers represented 36 percent of total accounts receivable. For the year ended December 31, 2020, one customer accounted for 11 percent of total revenue. For the year ended December 31, 2019, no single customer accounted for the more than 10 percent of total revenue.

Accounts receivable – The Company continuously monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon its historical experience and any specific customer collection issues that have been identified. The Company evaluates this allowance on a regular basis and adjusts it as needed. As of December 31, 2020 and 2019, the allowance for doubtful accounts was $468,000 and $443,000, respectively.

Inventories – Inventories are stated at the lower of cost (on a first-in, first-out basis) and net realizable value. Inventories include raw materials, work in process, and finished goods. Inventory costs include

AGENA BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

direct materials, direct labor and normal manufacturing overhead. Provisions for slow-moving, excess, and obsolete inventories are recorded when necessary to reduce inventory values to their estimated net realizable values based on product life cycle, development plans, and product expiration.

Property and equipment – Property and equipment, including leasehold improvements, are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally 3 to 5 years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the remaining term of the lease, whichever is shorter. Repairs and maintenance are charged against expense as incurred.

Impairment of long-lived assets – The Company evaluates its long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

Income taxes – Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company evaluates whether its deferred tax assets will be realized by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense.

Goodwill – Goodwill represents the excess of the cost to acquire a business over the estimated fair value of the net assets acquired. Goodwill is not amortized. Instead, it is measured for impairment at least annually, or when events indicate that impairment exists. When evaluating goodwill for impairment, the Company first assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, then the amount of impairment loss must be measured. Through December 31, 2020, management has identified no circumstances that indicate the impairment of goodwill.

Preferred stock warrants liability – In connection with its debt financings, the Company issued warrants that allow the holders to exercise the warrants into a fixed number of shares (subject to anti-dilution adjustments) of preferred stock. These warrants provide for the issuance of shares that are redeemable; therefore, the warrants are classified as a liability and initially measured at fair value. So long as the warrants remain outstanding and are exercisable for redeemable preferred stock, they will be subject to re‐measurement at each consolidated balance sheet date, and any change in fair value will be

AGENA BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

recognized in the consolidated statements of operations.

Fair value measurements – The valuation of assets and liabilities are subject to fair value measurements using a three tiered approach and fair value measurement is classified and disclosed by the Company in one of the following three categories:

Level 1:	Quoted prices in active markets for identical assets or liabilities.

Level 2:

Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s consolidated financial assets and liabilities (warrant liability) measured at fair value on a recurring basis as of December 31, 2020 and 2019 have been classified as Level 3.

The following table discloses the summary of changes in the fair value of the Level 3 liability:

Balance, January 1, 2019	$914,550
Change in fair value	(41,550)
Balance, December 31, 2019	873,000
Change in fair value	2,062,500
Balance, December 31, 2020	$2,935,500

Revenue recognition - The Company’s primary source of revenue consists of sales of consumables and instruments used for molecular and genetic analysis. Additionally, the Company generates revenue from sales of instrument maintenance agreements and amounts under contract service agreements.

Revenue is recognized when control of products and services is transferred to the customer in an amount that reflects the consideration that the Company expects to receive from the customer in exchange for those products and services. This process involves identifying the contract with the customer, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or service to the customer, meaning the customer has the ability to use and obtain the benefit of the good or service.

AGENA BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

The Company recognizes revenue for satisfied performance obligations only when it determines there are no uncertainties regarding payment terms or transfer of control.

Revenue from the sale of instruments and consumables is recognized generally upon shipment to the end customer, which is when control of the product is deemed to be transferred. Revenue is recorded net of discounts and related sales taxes collected on behalf of governmental authorities. The Company recognizes revenue for maintenance services for ongoing customer support ratably over the respective maintenance period. Deferred revenue in the accompanying balance sheets is comprised of upfront fees received under maintenance contracts for which services have not yet been performed and totaled approximately $2,497,000 and $1,811,000 as of December 31, 2020 and 2019, respectively. The Company’s contracts do not contain refund or cancellation clauses. The Company identified employee sales commissions as costs to obtain a contract. Employee sales commissions are recorded as sales and marketing expenses when incurred based on applying the allowed practical expedient as the amortization period would have been one year or less.

The Company also provides its instruments to customers through reagent rental agreements under which the customers commit to purchasing minimum quantities of consumables at a stated price over a defined contract term, which is normally one to three years. Under the Company’s reagent rental agreements, the Company retains title to the instrument and it remains capitalized on the Company’s balance sheet under property and equipment. The Company recovers the cost of providing the instrument in the amount it charges for consumables. Revenue is recognized over the defined contract term as consumables are shipped. Revenue from reagent rental agreements is allocated to each performance obligation in proportion to its standalone selling price. The depreciation cost associated with the instrument is charged to cost of revenue on a straight-line basis over the estimated life of the system. The costs to maintain these instruments in the field are charged to cost of revenue as incurred. Revenue from reagent rental agreements totaled approximately $1,792,000 and $1,964,000 during the years ended December 31, 2020 and 2019, respectively.

Research and development – Research and development costs are expensed as incurred. These costs include the costs of the development of new and enhanced instruments, chips, assays and panels including any regulatory flings or clinical studies. These costs primarily include compensation, benefits and facilities overhead related to employees engaged in research and development activities, as well consulting fees, regulatory filing fees, and the costs of materials.

Shipping and handling costs – Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as fulfillment costs, are accrued at time of delivery, and included in cost of revenue.

Product warranties – The Company generally provides a one-year warranty on its instruments. The Company reviews its exposure to estimated warranty expense associated with instrument sales and establishes an accrual based on its history of actual warranty costs incurred. This expense is recorded as a component of cost of revenue in the consolidated statements of operations. As of December 31, 2020 and 2019, the Company’s liability for its product warranty totaled $383,000 and $226,000, respectively.

AGENA BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

Stock-based compensation – At December 31, 2020 and 2019, the Company had stock-based employee compensation. The Company recognizes compensation costs for all stock awards based upon each award’s estimated fair value on the grant date. The compensation cost is amortized on a straight-line basis over the service period required to obtain full vesting.

International operations – As a result of its international sales of services and products, the Company is exposed to increased risks inherent in conducting business outside of the United States. In addition to foreign currency risks and increased difficulty in protecting the Company’s intellectual property rights and trade secrets, these risks include (i) unexpected government action or changes in legal or regulatory requirements, (ii) social, economic, or political instability, (iii) increased exposure to interruptions in air carrier or shipping services, which could adversely affect the Company’s ability to timely deliver its products to international customers. Although the Company believes the benefits of conducting business internationally outweigh these risks, adverse changes in circumstances or conditions would have an adverse effect upon the Company’s operations and its financial performance and condition.

Assets held outside of the United States by the Company include cash of $1,658,000 and $2,083,000, trade accounts receivable of $2,370,000 and $5,011,000, inventories of $529,000 and $1,310,000, prepaid assets of $173,000 and $124,000, property and equipment of $1,859,000 and $1,431,000, and other non-current assets of $101,000 and $90,000 as of December 31, 2020 and 2019, respectively.

Account balances for Agena Bioscience GmbH are measured using the Euro as the functional currency. Account balances for Agena Bioscience HK Limited are measured using the United States dollar as the functional currency. Account balances for Agena Bioscience (Shanghai) are measured using the Chinese Yuan Renminbi as the functional currency. The assets and liabilities of these entities are translated to United States dollars at the exchange rate as of the balance sheet date. Revenues and expenses are translated into United States dollars at average rates of exchange in effect during the year. The resulting cumulative translation adjustments are recorded within accumulated other comprehensive loss. Transaction gains and losses that arise from exchange rate fluctuations on transactions with third parties denominated in a currency other than the functional currency are included in the results of operations as incurred.

Recent accounting pronouncements - In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. All leases create an asset and a liability for the lessee in accordance with FASB Concepts Statement No. 6, Elements of Financial Statements, and, therefore, recognition of those lease assets and lease liabilities represents an improvement over previous GAAP, which did not require lease assets and lease liabilities to be recognized for most leases. ASU 2016-02 will be effective for nonpublic entities for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which includes provisions that require financial assets measured at amortized cost basis to be presented at the net amount expected to be collected and

AGENA BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

credit losses relating to available-for-sale debt securities to be recorded through an allowance for credit losses, which requires recognition of an estimate of all current expected credit losses. The guidance is effective for nonpublic entities for fiscal years beginning after December 15, 2022, including interim periods within those years. The Company does not expect the adoption of this ASU will have a significant impact on its consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. These amendments expand the scope of Topic 718, Compensation–Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. For nonpublic companies, the amendments are effective for fiscal years beginning after December 15, 2019. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606. The Company adopted the guidance for the year ended December 31, 2020. The adoption of this ASU did not have a material impact on the Company’s financial statements and related disclosures.

Reclassifications – Certain prior year amounts have been reclassified for consistency with the current period presentation with no impact to the accumulated deficit.

Subsequent events – Subsequent events are events or transactions that occur after the consolidated balance sheet date, but before the consolidated financial statements are issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated balance sheet, but arose after the consolidated balance sheet date and before the consolidated financial statements were issued.

On October 20, 2021 (the Acquisition Date), Mesa Laboratories, Inc. (“Mesa” or the “company”), a Colorado corporation, completed its acquisition of Agena Bioscience, Inc. (“Agena”), a Delaware corporation. Pursuant to the terms of the Agreement and Plan of Merger (the Merger Agreement), dated September 13, 2021, among Sky Bearer Corp., a Delaware corporation and a wholly owned subsidiary of Mesa (Merger Sub), and Agena, Merger Sub merged with and into Agena, with Agena continuing as the surviving corporation (the Merger). As a result of the Merger, Agena became a wholly owned subsidiary of Mesa.

Note 2 – Inventories

Inventories consist of the following:

	2020	2019

Raw materials	$5,116,638	$4,822,161
Work in process	1,908,906	1,176,346
Finished goods	2,435,750	3,165,862

Total	$9,461,294	$9,164,369

AGENA BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Property and Equipment

Property and equipment consists of the following:

	2020	2019

Lab equipment	$7,401,455	$6,048,961
Leasehold improvements	905,218	1,013,956
Furniture and office equipment	1,467,966	1,409,423
	9,774,639	8,472,340
Less accumulated depreciation	(6,626,450)	(5,220,376)

Total	$3,148,189	$3,251,964

Depreciation expense was $1,381,160 and $1,388,500 for the years ended December 31, 2020 and 2019, respectively.

Note 4 –Intangible Assets

	2020		2019
		Weighted-		Weighted-
		average		average
		Remaining		Remaining
	Value	Life (Years)	Value	Life (Years)

Definite-lived assets
Patented technology	$4,230,000	4.4	$4,230,000	5.4
Trade names	4,800,000	1.4	4,800,000	2.4
Customer relationships	10,680,000	1.4	10,680,000	2.4
	19,710,000		19,710,000

Less accumulated amortization	(15,142,415)		(12,842,301)

Intangible assets, net	$4,567,585		$6,867,699

Amortization expense was $2,300,114 for each of the years ended December 31, 2020 and 2019.

AGENA BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 –Intangible Assets (continued)

Future amortization expense associated with the intangible assets is as follows:

Years Ending December 31,
2021	$2,300,114
2022	1,212,926
2023	436,364
2024	436,364
2025	181,817

Total	$4,567,585

Note 5 – Commitments and Contingencies

Operating lease agreements – The Company has operating leases related primarily to its corporate office and manufacturing facility in San Diego, California and its foreign sales offices with original lease periods of up to six years. Monthly payments under the leases range from approximately $1,000 to $166,000 with terms expiring through December 2026.

Future minimum lease payments required under non-cancellable operating leases as of December 31 are as follows:

Lease
Payments
Years Ending December 31,
2021	$1,773,896
2022	2,233,968
2023	1,959,091
2024	1,867,953
2025	1,913,418
Thereafter	1,986,754

Total	$11,735,080

Rent expense under operating leases was $1,931,000 and $1,882,000 for the years ended December 31, 2020 and 2019, respectively.

Litigation – From time to time, the Company may be involved in various lawsuits, legal proceedings or claims that arise in the ordinary course of business. Management does not believe any legal proceedings or claims pending at December 31, 2020, will have, individually or in the aggregate, a material adverse effect on its business, liquidity, financial position or results of operations. Litigation, however, is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company’s business.

AGENA BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Commitments and Contingencies (continued)

Retirement plan – The Company has an Internal Revenue Code (“IRC”) Section 401(k) profit sharing plan (the “Plan”) for eligible employees. The Plan is funded by employee contributions and provides for the Company to make discretionary contributions. To date, the Company has not made discretionary contributions under the Plan.

Note 6 – Notes Payable

In June 2019, the Company refinanced its $19,000,000 term loan outstanding with its lender to borrow an additional $3,000,000 and extend the maturity date. The refinanced loan has a term of 54 months and matures on January 1, 2024, with interest-only payments for 24 months and straight-line amortization for the following 30 months. The term loan bears interest at a fixed annual rate of 7.95 percent. At the time of final payment under the term loan, the Company was required to pay a final payment fee of 3.8 percent of the amount drawn under the term loan. At the time of the refinance, the Company paid an exit fee of $301,465 which represented the earned portion of the final payment fee under the original term loan. Such amount had been accrued to interest expense. The unearned portion of the final payment fee from the original term loan was waived by the lender. In conjunction with the refinance, the Company paid a closing fee of $15,000.

In February 2020, the Company amended its credit agreement to update the required financial covenants including the addition of a covenant for minimum earnings before interest taxes depreciation and amortization (EBITDA) and a revision to the minimum sales covenant. The amendment also provides that if the minimum sales covenant is not met, the Company’s compliance with the EBITDA covenant would cure any breach of the agreement. In May 2020, the Company amended its credit agreement to update the required financial covenants related to minimum EBITDA. Additionally, the borrowing limit on the revolving credit agreement was reduced to $4,000,000, and the final payment fee was increased to 5.8 percent.

The final payment fee under the new term loan is being recorded as interest expense over the term of the loan using the effective interest method and totaled $358,667 as of December 31, 2020 which amount is included in the notes payable balance in the accompanying balance sheet as of December 31, 2020. The amounts outstanding under the credit agreement may be prepaid, subject to prepayment fees of 3.0 percent for amounts outstanding for less than 12 months and decreasing to 2.0 percent and 1.0 percent for amounts outstanding for less than 24 months and 36 months, respectively.

The Company incurred issuance costs with the original term loan and the new term loans which have been recorded as a debt discount. These costs are amortized to interest expense using the straight-line method through the term loan maturity date. Additionally, the fair value of the warrants issued to the lender with the original term loan (see Note 7) was recorded as a debt discount, which is also amortized to interest expense using the straight-line method through the term loan maturity date. At December 31, 2020 and 2019, the unamortized discount on the notes payable was fully amortized.

The credit agreement is collateralized by the Company’s assets, and the Company is subject to certain financial covenants including minimum sales and minimum EBITDA. As of December 31, 2020, the Company was in compliance with all debt covenants.

AGENA BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 – Notes Payable (continued)

Future payments of principal at December 31, 2020 pursuant to the new term loan are as follows:

Years Ending December 31,
2021	$3,666,667
2022	8,800,000
2023	8,800,000
2024	733,333

Total principal payments	22,000,000
Final payment fee	358,667
Total	$22,358,667

In March 2017, the Company entered into a revolving credit agreement with its term debt lender which allowed the Company to borrow up to $7,500,000. The amount available under the revolving credit agreement is equal to the sum of up to 85 percent of the net collectible value of the Company’s domestic accounts receivable and up to 25 percent of the value of its domestic inventory. The revolving credit agreement had a term of 60 months and bears interest at an annual rate of one month LIBOR plus 4.50 percent subject to a LIBOR floor of 1.00 percent. In June 2019, the Company amended its revolving credit agreement to extend the maturity date to January 1, 2024 based on a 54 month term. The advance rate on the Company’s domestic inventory was increased from 25 percent to 40 percent.

In February 2020, the Company amended its revolving credit agreement to update the required financial covenants including the addition of a covenant for minimum EBITDA and a revision to the minimum sales covenant. The amendment also provides that if the minimum sales covenant is not met, the Company’s compliance with the EBITDA covenant would cure any breach of the agreement.

In May 2020, the Company amended its revolving credit agreement to update the required financial covenants related to minimum EBITDA. No fees were incurred with the amendments. The revolving credit agreement is also subject to a collateral management fee of 0.084 percent per month on the outstanding balance and an origination fee of 0.50 percent of the commitment amount which was paid at the time of closing. The balance outstanding under the revolving credit agreement was zero and $118,313 as of December 31, 2020 and 2019, respectively. The credit agreement is collateralized by the Company’s assets, and the Company is subject to certain financial covenants including minimum sales and minimum EBITDA. As of December 31, 2020, the Company was in compliance with all debt covenants.

Note 7 – Loan Payable

On April 22, 2020, the Company received loan proceeds in the amount of $2,585,382 under the Paycheck Protection Program (“PPP”).  The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act, provided for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. Under the terms of the loan, interest accrues on the outstanding principal at the rate of 1.0 percent per annum. The term of the note is two years with a maturity date of April 21, 2022. To the extent the loan amount is not forgiven under the PPP, the Company is obligated to make equal monthly payments of principal and interest, beginning seven months from the date of the note (or later if a timely loan forgiveness application has been submitted), until the maturity

AGENA BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Loan Payable (continued)

date.  As of December 31, 2020, the outstanding unpaid principal balance was $2,585,382. The Company used the entire loan amount for qualifying expenses and has applied for forgiveness.

Note 8 – Mezzanine Equity and Stockholders’ Equity (Deficit)

Series A preferred stock (Mezzanine Equity) – On May 30, 2014, the Company issued 32,299,999 shares of Series A preferred stock at a price per share of $1.00. An additional 950,000 shares of Series A preferred stock were issued in June and July 2014 at price per share of $1.00.

Following are descriptions of certain of the rights and privileges of the preferred stock:

Dividend provisions – Dividends on the Series A preferred stock accrue at an annual rate of $.08 per share, whether or not declared by the Board of Directors (the “Board”), and are cumulative. However, such dividends are payable only when and as declared by the Board. As of December 31, 2020, accrued dividends on Series A preferred stock totaled approximately $17,476,000. To date, no dividends have been declared by the Board.

Liquidation provisions – In the event of any liquidation, dissolution, or winding up of the Company, the Series A preferred stockholders are entitled to receive a liquidation preference of $1.05 per share, plus any accumulated and unpaid dividends, whether or not declared (the “Liquidation Amount”). The per-share liquidation value is subject to adjustment in the same circumstances that would affect the conversion price; see discussion following regarding conversion price.

Conversion feature – Any holder of the Series A preferred stock may convert any or all of the stock they hold into a number of shares of common stock based upon the ratio of the respective initial purchase price over the then-conversion price. The conversion price is initially set to the original issue price per share for Series A and is subject to adjustment for certain defined circumstances such as stock splits and stock dividends. In addition, each share of Series A preferred stock shall automatically be converted into shares of common stock at the then-effective conversion rate upon the closing of a qualified initial public offering.

Redemption feature –At any time on or after the later of the Company’s repayment in full of its obligations under the credit agreement or the 5th anniversary of the purchase date of May 30, 2014 which occurred in 2019, with the approval of the holders of at least 66 and 2/3 percent of the Series A Preferred Stock, the Series A Preferred Shareholders may require the Company to redeem all of the outstanding shares of Series A Preferred Stock for cash consideration equal to the Liquidation Amount. The amount will be paid in two equal semi-annual installments, with the first payment due no later than 180 days after the optional redemption notice.

AGENA BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Mezzanine Equity and Stockholders’ Equity (Deficit) (continued)

Warrants – In June 2014 and December 2014, the Company issued warrants to a lender to purchase up to 150,000 and 150,000 shares, respectively, of Series A preferred stock at an exercise price of $1.00 per share. In February 2016, the Company issued additional warrants to the lender to purchase up to 150,000 shares of Series A preferred stock at an exercise price of $1.00 per share. The warrants expire 7 years from the date of issuance. As of December 31, 2020, none of these warrants had been exercised. The warrants for preferred shares have been recorded as a liability (see Note 1).

The following assumptions were used to estimate the fair value of the warrants for shares of Series A preferred stock using the Black-Scholes option pricing model as of December 31:

	2020	2019

Average expected term (years)	1.2	2.2
Expected stock price volatility	73%	53%
Risk-free interest rate	0.1%	2.7%
Expected dividends	Zero	Zero

Note 9 – Equity Incentive Plan

The Board established the 2014 Equity Incentive Plan (the “Option Plan”) to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants, and to promote the success of the Company’s business. The Option Plan provides for the grant of incentive stock options to officers and employees of the Company, as well as the grant of nonqualified options to members of the Board and service providers. The Option Plan is administered by the Plan Committee (the “Committee”), the members of which are appointed and monitored by the Board. The Committee determines the number of options granted to officers, employees, members of the Board, and service providers at its sole discretion. Options granted by the Board under the Option Plan are granted at prices fixed by the Committee, but not less than 100 percent of the estimated fair value of the underlying common stock. Options generally become exercisable over a four-year vesting period, commencing on the employee’s hire date or the grant date of the option. The duration of options awarded under this Option Plan may not exceed ten years from the date of grant. As of December 31, 2020, the Company had reserved 10,985,545 common shares for issuance under the Option Plan as the Company increased the reserve for its stock option plan by 1,100,000 shares during 2020.

Upon notice of exercise and receipt of proper consideration, shares are issued from the shares reserved for issuance by the Company.

The Company uses the Black-Scholes option pricing model to estimate the fair value of each option grant on the date of grant or any other measurement date. Following is a description of the significant assumptions used in the option pricing model:

Expected term – The expected term is the period of time that granted options are expected to be outstanding. The Company has set the expected term based on the weighted average of both the period to vesting and the period to maturity for each option.

Expected volatility – Because the Company’s stock is not traded in an active market, the Company calculates volatility by using the historical stock prices of a group of similar companies, looking back over the estimated life of the option, and averaging the volatilities of these companies.

AGENA BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Equity Incentive Plan (continued)

Risk-free interest rate – The Company bases the risk-free interest rate used in the Black-Scholes option valuation model on the market yield in effect at the time of option grant provided from the Federal Reserve Board’s Statistical Releases and historical publications from the Treasury constant maturities rates for the equivalent remaining terms.

Dividends – The Company does not have plans to pay cash dividends in the future. Therefore, the Company uses an expected dividend yield of zero in the Black-Scholes option valuation model.

The following assumptions were used to estimate the fair value of options granted for the years ended December 31, 2020 and 2019:

	2020	2019

Average expected term (years)	4.8	5.9
Expected stock price volatility	60%	53%
Risk-free interest rate	0.7%	1.9%
Expected dividends	Zero	Zero

The weighted-average grant date fair value of options granted during the years ended December 31, 2020 and 2019 was $0.78 and $0.90, respectively. The total expense recorded for the years ended December 31, 2020 and 2019 was $721,792 and $645,164, respectively. The intrinsic value of options exercised totaled $754,940 and $186,268 for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020, there was approximately $1,264,551 of total unrecognized compensation cost related to employee-held non-vested share-based compensation arrangements granted under the Plan. Total unrecognized compensation costs will be adjusted for future changes in estimated forfeitures. The Company expects to recognize that cost on a straight-line basis over a weighted-average period of 2.73 years.

AGENA BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Equity Incentive Plan (continued)

Option activity under the Plan is summarized as follows:

		Weighted-average
			Remaining
	Number of	Exercise	Contractual
	Shares	Price	Term (Years)

Balance outstanding, January 1, 2019	5,850,550	$0.73	7.52

Granted	946,000	1.76
Exercised	(144,228)	0.47
Cancelled	(882,252)	0.96

Balance outstanding, December 31, 2019	5,770,070	$0.87	6.91

Granted	1,964,500	1.63
Exercised	(551,302)	0.38
Cancelled	(595,386)	1.16

Balance outstanding, December 31, 2020	6,587,882	$1.11	6.98
Exercisable, December 31, 2020	4,151,680	$0.82	5.81

Note 10 – Shares Reserved for Future Issuance

The following common stock shares are reserved for future issuance at December 31, 2020:

Conversion of preferred stock	33,249,999
Stock warrants issued and outstanding	450,000
Stock options issued and outstanding	6,587,882
Authorized for future stock option grants	260,023

Total	40,547,904

AGENA BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Income Taxes

The components of income (loss) before income taxes were as follows:

	2020	2019

Domestic	$5,203,772	$(5,143,086)
Foreign	417,798	489,871

Total	$5,621,570	$(4,653,215)

The provision for income tax includes the following:

	2020	2019
Current:
State	$246,232	$1,468
Foreign	(52,271)	133,157
Total Current	193,961	134,625

Deferred:
Foreign	366,299	-
Total Deferred	$366,299	$-

Total	$560,260	$134,625

The provision for income taxes differs from the amount computed by applying the federal statutory rate to loss before income taxes as follows:

	2020	2019

U.S. federal income tax at statutory rate	$1,180,530	$(977,175)
State income taxes, net of federal benefit	223,519	(8,550)
Foreign rate differential	14,501	44,167
Non-deductible increase in fair value of warrants	433,125	-
Change in valuation allowance	(787,954)	1,790,644
Research credits	(1,054,317)	(1,040,156)
Other	550,856	325,695

Total provision for income tax	$560,260	$134,625

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Due to the uncertain nature of the ultimate realization of loss carryforwards and other deferred tax assets, the Company has established a full valuation allowance against its deferred tax assets and will recognize the benefits only as reassessment demonstrates that they are realizable. While the need for this valuation allowance is subject to periodic review, if the allowance is reduced, the tax benefit of the carryforwards will be recorded in future operations as a reduction of the Company’s income tax expense. The change in the valuation allowance was $796,656 and $1,790,644 during the years ended December 31, 2020 and 2019, respectively.

AGENA BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Income Taxes (continued)

The Company’s deferred tax assets and liabilities consist of the following components:

	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$2,507,886	$4,468,421
Research credits	5,177,793	4,481,104
Intangibles	1,170,987	934,857
Compensation	1,051,905	282,438
Interest expense	-	572,935
Inventory reserve and capitalization	206,993	143,091
Other, net	343,785	439,670
Deferred tax assets	10,459,349	11,322,516

Deferred tax liability:
Property and Equipment	(494,096)	(194,317)

Valuation allowance	(10,331,543)	(11,128,199)

Net deferred tax liability	$(366,290)	$-

At December 31, 2020, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $6,723,000 and $2,558,000, respectively. The federal net operating loss carryforwards will begin to expire in 2036. The state net operating loss carryforwards will begin to expire in 2034 if not utilized to offset taxable income. Future changes in ownership, as defined by Section 382 of the Internal Revenue Code, could limit the amount of net operating loss carryforwards used in any one year. At December 31, 2020, the Company also has federal and state research and development tax credits of approximately $3,071,000 and $2,667,000, respectively. The federal research credit carryforwards will begin expiring in 2034 unless previously utilized. The state research credit may be carried forward indefinitely.

The Company files income tax returns in the United States and in the foreign jurisdictions in which it operates. The Company’s policy is to recognize interest expense and penalties related to income tax matters as tax expense. At December 31, 2020 and 2019, the Company does not have any significant accruals for interest related to unrecognized tax benefits or tax penalties.